Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Puma Biotechnology, Inc.:

We consent to the incorporation by reference in the registration statement on Form S-3 (No. 333-201603), in the Post-Effective Amendment No. 2 on Form S-1 on Form S-3 (No. 333-178308), and in the registration statements on Form S-8 (Nos. 333-181703, 333-196993, 333-205117 and 333-219347), pertaining to the Puma Biotechnology, Inc. 2011 Incentive Award Plan, as amended, and in the registration statement on Form S-8 (No. 333-218373), pertaining to the Puma Biotechnology, Inc. 2017 Employment Inducement Award Plan, of our report dated March 9, 2018, with respect to the consolidated balance sheet of Puma Biotechnology, Inc. and subsidiary as of December 31, 2017, and the related consolidated statements of operations, comprehensive loss, stockholders’ equity, and cash flows for the year then ended, and the related notes (collectively, the consolidated financial statements), and the effectiveness of internal control over financial reporting as of December 31, 2017, which report appears in the December 31, 2017 annual report on Form 10‑K of Puma Biotechnology, Inc.

Our report dated March 9, 2018 contains an explanatory paragraph that states that the Company has suffered recurring losses from operations, which raise substantial doubt about its ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of that uncertainty.

/s/ KPMG LLP

Los Angeles, California
March 9, 2018